Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (301) 608-9292

Email: Afisher@unither.com

UNITED THERAPEUTICS REPURCHASES 766,666 SHARES
OF ITS COMMON STOCK FROM TORAY INDUSTRIES

Silver Spring, MD, July 27, 2006:  United Therapeutics Corporation (NASDAQ: UTHR) today announced that it repurchased an aggregate of 766,666 shares of its common stock, par value $0.01 per share, from Toray Industries, Inc. (“Toray”) for an aggregate cash purchase price of $42,231,030 (or $55.08 per share).  The purchase price was the average of the closing prices of United Therapeutics’ common stock for the 30 consecutive trading days through July 26, 2006.

“I am very pleased to be able to return value to all of our shareholders via this reduction in outstanding stock,” said Martine Rothblatt, Ph.D., Chairman and CEO of United Therapeutics.  “Effecting this share repurchase from Toray — one of our most valued strategic partners — enabled us to also accommodate their strong preference for achieving liquidity via a non-market transaction.”

Under a series of agreements entered into between 1998 and 2000, United Therapeutics licensed from Toray certain exclusive rights to develop and market immediate-release and sustained-release formulations of beraprost, Toray’s oral prostacyclin for the treatment of certain vascular and cardiovascular indications.  Toray retains ownership of 100,000 shares of United Therapeutics common stock and, as discussed in United Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005, upon Toray’s achievement of certain clinical milestones, United Therapeutics will grant options to Toray to purchase an additional 500,000 shares of United Therapeutics’ common stock at the then-current market price.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.